Exhibit 10.16
EXHIBIT B
FIRST AMENDMENT TO THE
JEFFREY G. PARK EMPLOYMENT AGREEMENT
WHEREAS, Jeffrey G. Park (the “Executive”) and SXC Health Solutions Corporation and its subsidiary, SXC Health Solution, Inc. (collectively, the “Company”) executed an employment agreement (“Agreement”) effective as of June 30, 2008;
WHEREAS, the Board of Directors of the Company (the “Board”), through its Compensation Committee (the “Committee”), has determined that the Agreement should be amended to fully satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”);
WHEREAS, the Committee and Executive desire to amend the Agreement to fully satisfy the requirements of Section 409A; and
WHEREAS, the Committee and Executive desire to execute such amendment on or before December 31, 2008 to comply with the effective date of the final Treasury regulations under Section 409A.
NOW, THEREFORE, BE IT RESOLVED, in accordance with the foregoing recitals, the Agreement is amended as follows:
1.	Subsection 5.2(a)(ii) of the Agreement shall be amended by adding the following parenthetical at the end thereof:
     “(payable at the same time other members of the Senior Executive Team are paid their respective incentive compensation bonuses which shall be in no event later than March 15 following the close of the Company’s fiscal year).”
2.	Subsection 5.2(c) of the Agreement shall be deleted in its entirety and replaced with the following:
     “(c) Termination by Company Without Cause. If the Triggering Event was a Termination by the Company Without Cause (that is not a Termination Arising Out of a Change of Control), then Executive shall be entitled to receive (i) Executive’s Annual Base Compensation and accrued but unpaid vacation through the date thereof; (ii) payment of Executive’s Target Incentive Compensation Bonus for the year in which the termination occurred, if any, pro rated to Executive’s date of termination (payable at the same time other members of the Senior Executive Team are paid their respective incentive compensation bonuses which shall be in no event later than March 15 following the close of the Company’s fiscal year); and (iii) the Severance Benefit. For purposes of this Subsection 5.2(c), any payment or benefit that the Executive receives shall be treated as a “separate payment” for the application of Section 409A of the Internal Revenue Code (“Code”). If the Executive receives any payment or benefit due to his Termination by the Company Without Cause, Company will determine if the involuntary separation from service exception of Treasury regulation §1.409A-1(b)(9)(iii) applies, and, if it does apply, Executive shall receive that portion of the Severance Benefit which satisfies the involuntary separation from service exception within thirty (30) days of Executive signing a Separation Agreement and General Release similar to that attached hereto as Exhibit A. If the Compensation Committee determines that the Executive is a Specified Employee then his Severance Benefit due under this paragraph (c) shall be made no earlier than the six (6) month anniversary of the Triggering Event or upon the death of the Executive, if earlier, pursuant to Section 409A of the Code with regard to that portion of the Severance Benefit that does not satisfy the involuntary separation from service exception to Treasury regulation §1.409A-1(b)(9)(iii). Executive’s entitlement to the benefits provided in subsections 5.2(c)(ii) and (iii) are contingent on Executive signing a Separation Agreement and General Release provided by the Company.”
3.	Subsection 5.2(d) of the Agreement shall be deleted in its entirety and replaced with the following:
     “(d) Termination Arising Out of a Change of Control. If the Triggering Event was a Termination Arising Out of a Change of Control, then Executive shall be entitled to receive (i) Executive’s Annual Base Compensation and accrued but unpaid vacation through the date thereof; (ii) payment of Executive’s Target Incentive Compensation Bonus for the year in which the termination occurred, if any, pro rated to Executive’s date of termination (payable at the same time other members of the Senior Executive Team are paid their respective incentive compensation bonuses which shall be in no event later than March 15 following the close of the Company’s fiscal year); and (iii) the Change of Control Severance Benefit. Executive’s entitlement to the benefits provided in subsections 5.2(d) (ii) and (iii) is contingent on Executive signing a Separation Agreement and General Release provided by the Company within a reasonable period of time following the date the Separation Agreement and General Release is provided to Executive. The Change of Control Severance Benefit shall be paid within thirty (30) days from the date the executed Separation Agreement and General Release is received by the Company. Notwithstanding the foregoing to the contrary, if the Compensation Committee determines that the Executive is a Specified Employee then his Change of Control Severance Benefit due under this paragraph (d) shall be made no earlier than the six (6) month anniversary of the Triggering Event or upon the death of the Executive, if earlier, pursuant to Section 409A of the Code.
4.	Subsection 5.4(g) of the Agreement shall be amended to read as follows:
     “ ‘Total Disability’ means the Executive (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan which covers the Executive. Subject to the provisions of Section 409A and the Treasury regulations issued thereunder, any determination of whether the Executive satisfies the definition of ‘Total Disability’ shall be made by the Compensation Committee, based upon medical evidence from a physician selected by the Compensation Committee. Any determination of whether the Executive satisfies the definition of ‘Total Disability’ for purposes of this Agreement shall not be construed as a determination for any other purpose.

5.	Subsection 6.10(a) of the Agreement shall be amended by deleting the following sentence:
     “In particular, to the extent Executive becomes entitled to receive a payment or a benefit upon an event that does not constitute a permitted distribution event under Code section 409A(a)(2), then notwithstanding anything to the contrary in this Agreement, such payment or benefit will be made or provided to Executive on the earlier of (i) the date which is 6 months after the effective date of Executive’s separation from service with Company, or (ii) the date of Executive’s death.”
6.	Subsection 6.10(c) of the Agreement shall be amended by adding the full sentence at the end of such paragraph:
     “Notwithstanding anything in this subsection to the contrary, the Gross-Up Payment shall be made by the Company no later than the end of the Executive’s taxable year that immediately follows the taxable year in which such Executive remits his Excise Tax.”
IN WITNESS WHEREOF, the Chairman of the Committee and Executive hereby adopt this First Amendment to the Agreement, which Amendment is effective as of June 30, 2008.
COMPANY:
SXC HEALTH SOLUTIONS CORPORATION
and SXC HEALTH SOLUTIONS, INC.

By:	/s/ Terrence C. Burke	12/23/2008
	Chairman of the Compensation Committee	Date
of the Company’s Board of Directors

EXECUTIVE:

By:	/s/ Jeffrey G. Park	12/23/2008

	Jeffrey G. Park	Date

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